Exhibit 10.37(i)

SPANSION INC.

2010 EQUITY INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

The following sets forth the terms of your performance-based Spansion Inc. Restricted Stock Unit (“RSU”) Award.

Employee Name:	_______________________________

Stock ID:	_______________________________

Grant Number:	_______________________________

Grant Date:	_______________________________

Number of Shares:	_______________________________

Vesting Schedule and Payment Date:

The RSUs shall vest and become payable on the last trading day in January of each of _________ [Various Dates] (each such date, a “Payment Date”) with respect to that number of RSUs calculated by multiplying ___%, which is ___%, [Various Percentages] of the total number of RSUs (the “Base Number of Shares”), times the Performance Achievement Percentage for the calendar year immediately preceding the applicable Payment Date. The “Performance Achievement Percentage” shall be determined based on [Performance factors to vary from time to time] pursuant to a Performance-Based Restricted Stock Units Earned Matrix approved by the Company’s Compensation Committee on the Grant Date.

Any RSUs that have not vested as of the last trading day in __________ [Various Dates] after giving effect to any vesting on such date, will automatically be forfeited. For the avoidance of doubt, in no event shall more than 100% of the RSUs subject to this Award vest and become payable hereunder.

The Restricted Stock Unit Award that is described and made pursuant to this Restricted Stock Unit Award (this “Award”) is issued under the Spansion Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.

The following terms and conditions apply to the RSUs granted pursuant to this Award:

Company Defined Terms:

“Company” shall mean Spansion Inc., and, except as the context may otherwise require, references to “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Restricted Stock Units, or RSUs. The RSUs entitle the Holder to receive an equal number of shares of Common Stock at settlement, as described below.

Brokerage Account Requirement	As a condition to the grant of the RSUs, the Holder agrees to open and maintain a brokerage account at the Company’s designated stock broker at all times that the RSUs remain outstanding.

Vesting and Settlement:

The RSUs shall vest and become payable according to the schedule set forth above; provided, however, that the RSUs will vest and be paid on such dates only if the Holder has not had a Termination of Service prior to the applicable Payment Date. Except as provided below, all unvested RSUs will be forfeited upon Termination of Service. Vested RSUs shall be settled through the issuance of shares of Common Stock to the Holder equal to the number of RSUs to be settled and paid. The issuance of shares of Common Stock will be subject to tax withholding, as provided below.

Notwithstanding the foregoing, upon a Change in Control prior to Holder’s Termination of Service, one-hundred percent (100%) of the RSUs shall automatically be fully vested and payable. In anticipation of a Change in Control, the Administrator may cause the RSUs to terminate at a specific time in the future, including but not limited to the date of such Change in Control.

Transferability of RSUs:	RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Holder’s death, shares deliverable or amounts payable with respect to the RSUs shall be delivered or paid, as applicable, to the Holder’s designated beneficiary. The Administrator will advise Holders with respect to the procedures for naming and changing designated beneficiaries.

Tax Withholding:

The Holder agrees that the Company may deduct from the Holder’s paycheck within a reasonable time following each Payment Date the minimum amount required to satisfy any applicable tax withholding obligations with respect to the issuance of shares of Common Stock on such Payment Date. Notwithstanding the foregoing, if the Company permits an alternative method to satisfy withholding obligations for any Payment Date, the Holder may elect though the Company’s designated stock broker such alternative method to satisfy withholding obligations provided such election is made at least one day prior to the applicable Payment Date and the Holder satisfies all other requirements of such alternative method.

If the Company permits as of an applicable Payment Date, the alternative methods by which the Holder may satisfy tax withholding obligations include the following:

•    Depositing cash in an amount equal to the tax withholding obligations in the Holder’s brokerage account designated by the Company and instructing the broker to pay such cash amount to the Company; or

•    Selling that number of shares of Common Stock necessary to provide proceeds in an amount equal to the tax withholding obligations and instructing the broker to pay the proceeds to the Company, provided that if the withholding obligations arise during a period in which the Holder is prohibited from trading in the Common Stock under any policy of the Company or by reason of the Exchange Act, then this alternative shall not be available to the Holder.

The Holder is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Rights as a Stockholder:	Until the shares of Common Stock are issued and delivered, a Holder will have no rights as a stockholder with respect to the shares of Common Stock subject to the RSU.

No Right to Continued Employment:	Neither the RSUs nor this Agreement confers upon the Holder any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate the Holder’s employment at any time.

Data Privacy:	By acceptance of this Award, the Holder acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Holder’s employer hold certain personal information, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Holder hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Holder to a third party with whom the Holder may have elected to have payment made pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Holder’s ability to participate in the Plan and receive the benefits intended by this Award.

No impact on other rights.	Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation outside the scope of Holder’s normal employment and compensation rights, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.